EXHIBIT 99.1

Stewart E. McClure, Jr.	Gerard Riker
President and Chief Executive Officer	EVP and Chief Financial Officer
(908) 630- 5000	(908) 630-5018

Doreen D. Tyburski
VP Investor Relations
908-630-5029

PRESS RELEASE FOR IMMEDIATE RELEASE

SOMERSET HILLS BANCORP REPORTS RECORD PRE-TAX INCOME
UP 32.6% FOR 2006 YEAR-TO-DATE AND 6.9% FOR THE 4th QUARTER
DECLARES QUARTERLY CASH DIVIDEND

BERNARDSVILLE, NJ - February 6, 2007… Somerset Hills Bancorp (NASDAQ:  “SOMH””) today announced its fourth quarter and year end results of operations.
The Company reported net income of $665,000 and $2,198,000 for the quarter and year ended December 31, 2006, respectively, compared to net income of $1,052,000 and $2,115,000 for the respective year ago periods. Net income was $0.15 per diluted share and $0.55 per diluted share for the quarter and year ended December 31, 2006 respectively, compared to $0.27 per diluted share and $0.54 per diluted share for the quarter and year ended December 31, 2005. In the fourth quarter of 2005, the Company recorded $449,000 in income due to the reversal of a valuation allowance for deferred tax assets. Exclusive of the reversal of a valuation allowance, 2005 fourth quarter and annual net income was $603,000 and $1,666,000, respectively, and earnings per share were $0.16 and $ 0.42 per diluted share for the quarter and year ended December 31, 2005, respectively.

The Company’s return on average assets was .98 percent and .86 percent for the quarter and year ended December 31, 2006, respectively, compared to 1.78 percent and 1.00 percent for the respective year ago periods. Exclusive of the reversal of a valuation allowance, the Company’s return on average assets was 1.02 percent and .79 percent for the quarter and year ended 2005. The Company’s return on average equity was 7.86 percent and 7.62 percent for the quarter and year ended December 31, 2006, respectively, compared to a return on equity of 17.01 percent and 8.82 percent for the respective year ago periods. Exclusive of the reversal of a valuation allowance, return on average equity for the quarter and year ended December 31, 2005 was 9.77 percent and 6.95 percent.

The Company is presenting its 2005 year-end and fourth quarter results exclusive of the reversal of a valuation allowance because management believes it more accurately reflects the Company’s operating results. The reversal of a valuation allowance for deferred tax assets was a one time event, which will not recur in future periods.

Somerset Hills Bancorp also declared a cash dividend of $.03 per share payable February 28, 2007 to shareholders of record as of February 16, 2007.

Stewart E. McClure, Jr., President and Chief Executive Officer said, “We are extremely pleased that at a time when most of the industry is feeling pressure on their deposit and loan growth, net interest margin, and net income, we have continued to show improvement in our growth and earnings. This is despite the opening of our fifth branch in Madison this past September. The Madison office recently reached $21 million in deposits and we expect to open our sixth branch in Long Valley this April. Our capital base increased by over $10 million as a result of the exercise of 99.8 percent of our outstanding warrants prior to their expiration date of November 30, 2006. We believe our continued successful performance is the result of our strong brand of old fashioned relationship banking built on outstanding personal service and some of the best products available in our market area.”

At December 31, 2006, loans increased $25.2 million, or 15.3 percent, to $190.3 million from $165.1 million at December 31, 2005.  At December 31, 2006, deposits increased $42.0 million, or 20.2 percent, to $250.2 million from $208.2 million from December 31, 2005. Core deposits represent 86 percent of total deposits.

At December 31, 2006, total assets were $289.3 million, up from $245.9 million at December 31, 2005, a 17.6 percent increase.

Included with this release are selected financial data, balance sheet and income statement.

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Madison, Mendham, Morristown, and Summit, New Jersey.  The Company has announced plans to open two additional offices in Long Valley and Stirling, New Jersey.  Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers.  The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions.  The common stock of the Company is traded on NASDAQ under the symbol SOMH.  You can visit our website at www.somersethillsbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those statements are subject to known and unknown risk, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  We based the forward-looking statements on various factors and using numerous assumptions.  Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example, the success or failure of our efforts to implement our business strategy, the effect of changing economic conditions and, in particular, changes in interest rates, changes in government regulations, tax rates and similar matters, our ability to attract and retain quality employees, and other risks which may be described in our future filings with the SEC.

($ in thousands except per share data)	Twelve Months Ended
	December 31
	2006	2005
Income Statement Data:
Interest income	$15,782	$11,605
Interest expense	6,054	3,194
Net interest income	9,728	8,411
Provision for loan losses	201	392
Net interest income after prov. for loan losses	9,527	8,019
Non-interest income	2,869	2,939
Non-interest expense	9,022	8,414
Income before income taxes	3,374	2,544
Income tax expense	1,176	429
Net income	$2,198	$2,115

Balance Sheet Data:
Total assets	$289,260	$245,926
Loans, net	190,265	165,118
Loans held for sale	5,003	15,380
Allowance for loan losses	2,170	2,029
Investment securities held to maturity	10,485	9,366
Investment securities held for sale	38,914	31,899
Deposits	250,221	208,244
Borrowings	0	10,600
Shareholders' equity	37,728	25,305

Performance Ratios:
Return on average assets	0.86%	1.00%
Return on average equity	7.62%	8.82%
Net interest margin	4.15%	4.31%
Efficiency ratio	71.6%	74.1%

Asset Quality:
Nonaccrual loans	282	0
OREO property	0	0
Net charge-offs (recoveries)	1	(3)
Allowance for loan losses to total loans	1.13%	1.21%
Nonperforming loans to total loans	0.15%	0.00%

Per Share Data:
Earnings per share- Basic	$0.58	$0.62
Earnings per share- Diluted	$0.55	$0.54
Book value per share	$7.93	$7.75
Tangible book value	$7.68	$7.39

	December 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and due from banks	$21,312	$10,218
Interest bearing deposits	1,350	103
Federal funds sold	5,900	-
Total cash and cash equivalents	28,562	10,321

Loans held for sale,net	5,003	15,380
Investment securities held to maturity (Market value	10,485	9,366
$ 10,552 in 2006 and $ 9,372 in 2005)
Investment securities available- for- sale	38,914	31,899

Loans receivable	192,571	167,301
less allowance for loan losses	(2,170)	(2,029)
deferred fees	(136)	(154)
Net loans receivable	190,265	165,118

Premises and equipment, net	6,295	4,679
Goodwill, net	1,191	1,191
Bank owned life insurance	5,801	5,533
Accrued interest receivable	1,508	1,135
Deferred tax asset	743	889
Other assets	493	415
Total assets	$289,260	$245,926

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing deposits-demand	$51,015	$45,667
Interest bearing deposits-NOW,
money market and savings	163,590	141,846
Certificates of deposit, under $100,000	20,617	14,034
Certificates of deposit, $100,000 and over	14,999	6,697
Total deposits	250,221	208,244

Federal Home Loan Bank advances	-	10,600
Accrued interest payable	697	252
Other liabilities	614	1,525
Total liabilities	251,532	220,621

STOCKHOLDERS' EQUITY
Preferred stock-1,000,000 shares authorized; none issued	-	-
*Common stock- authorized,9,000,000 shares
of no par value;issued and outstanding,
4,759,514 shares in 2006 and 3,426,289 in 2005	34,968	24,389
Retained earnings	3,008	1,223
Accumulated other comprehensive loss	(248)	(307)
Total stockholders` equity	37,728	25,305
Total liabilities and stockholders' equity	$289,260	$245,926
*Restated to reflect 5% stock dividend

	Three months ended Dec. 31, 2006	Three months ended Dec. 31, 2005	Twelve months ended Dec. 31, 2006	Twelve months ended Dec. 31, 2005
	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME

Loans, including fees	$3,577	$3,043	$13,601	$10,152
Federal funds sold	108	11	158	181
Investment securities	579	415	1,985	1,239
Cash and due from banks	14	5	38	33
Total interest income	4,278	3,474	15,782	11,605

INTEREST EXPENSE
Deposits	1,733	963	5,782	3,089
Federal Funds Purchased	-	4	1	4
Federal Home Loan Bank advances	18	48	271	101
Total interest expense	1,751	1,015	6,054	3,194

Net Interest Income	2,527	2,459	9,728	8,411

PROVISION FOR LOAN LOSSES	-	143	201	392

Net interest income after provision for
loan losses	2,527	2,316	9,527	8,019

NON-INTEREST INCOME
Service fees on deposit accounts	66	70	283	273
Gains on sales of mortgage loans, net	607	630	2,083	2,251
Gains (losses) on sales of investment securities, net	-	-	-	(2)
Other income	171	110	503	417
Total Non-Interest Income	844	810	2,869	2,939

NON-INTEREST EXPENSE
Salaries and employee benefits	1,233	1,088	4,879	4,192
Occupancy expense	425	336	1,603	1,397
Advertising & business promotions	115	144	552	540
Printing stationery and supplies	98	69	261	250
Data processing	117	99	435	379
Other operating expense	363	436	1,292	1,656
Total Non-Interest Expense	2,351	2,172	9,022	8,414

Income before provision for taxes	1,020	954	3,374	2,544

PROVISION FOR INCOME TAX	355	(98)	1,176	429

Net income	$665	$1,052	$2,198	$2,115

Per share data
Net income - basic	$0.15	$0.31	$0.58	$0.62
Net income - diluted	$0.15	$0.27	$0.55	$0.54

Per share data reflects a 5% stock
dividend which was effective May 31, 2006